                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           PROSOFT DEVELOPMENT, INC.

     ProSoft Development, Inc., a corporation organized under the laws of the State of Nevada on May 14, 1985, hereby amends and restates its Articles of Incorporation pursuant to the provisions of Nevada Revised Statutes Sections 78.385, 78.390 and 78.403.

     1. The Articles of Incorporation of the Corporation are hereby amended and restated as follows:

                                   ARTICLE I
                                      NAME

     The name of the Corporation is ProSoft Development, Inc.

                                   ARTICLE II
                                 RESIDENT AGENT

     The name and address of the Corporation's resident agent is James, Driggs & Walch, 3763 Howard Hughes Parkway, Suite 350, Las Vegas, Nevada 89109.

                                  ARTICLE III
                               PURPOSE AND POWERS

     The purpose for which the Company is organized is to engage in any lawful activity except banking and insurance operations.

                                   ARTICLE IV
                               AUTHORIZED CAPITAL

     The Corporation shall have the authority to issue a total of 50,000,000 shares of capital stock having a par value of $.001 per share. All shares of capital stock of the Corporation shall be of the same class and shall have the same rights and preferences.

                                   ARTICLE V
                               BOARD OF DIRECTORS

     The members of the governing board of the Corporation shall be styled directors. The board of directors consists of three (3) directors, and the names and addresses of the persons currently serving as the directors until the next annual meeting of shareholders, or until their successors are elected and qualified, are:

        Name                                            Address
        ----                                            -------

     Donald L. Danks            7100 Knott Avenue, Buena Park, CA 90620
     Keith D. Freadhoff         7100 Knott Avenue, Buena Park, CA 90620
     William E. Richardson      7100 Knott Avenue, Buena Park, CA 90620

     The number of directors may be increased or decreased from time to time in the manner provided in the Bylaws of the Corporation.

                                   ARTICLE VI
                                INDEMNIFICATION

     The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                                  ARTICLE VII
                  LIMITATION OF OFFICER AND DIRECTOR LIABILITY

     No officer or director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as an officer or director; provided, however, that this Article VII shall not eliminate or limit the liability of an officer or director to the extent provided by applicable law for: (A) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law; or (B) authorizing the unlawful payment of any dividend or other distribution in violation of Section
78.300 of the Nevada Revised Statutes. The limitation of liability provided herein shall continue after an officer or director has ceased to occupy such position as to acts or omissions occurring during such officer's or director's term or terms of office, and no amendment or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any officer or director of the Corporation for or with respect to any acts or omissions of such officer or director occurring prior to such amendment or repeal.

     2. The foregoing amendment and restatement of the Articles of Incorporation was duly adopted by stockholders representing a majority of the outstanding shares of the Corporation entitled to vote thereon pursuant to shareholder action taken in lieu of a shareholder meeting, as authorized under Nevada Revised Statutes Section 78.320.

     IN WITNESS WHEREOF, I have hereunto set my hand this 27th day of August, 1996.

                                       PROSOFT DEVELOPMENT, INC.


                                       By: /s/ Anna Brannon
                                           ----------------------------
                                              Anna Brannon
                                              Executive Vice President


                                       By: /s/ Eric W. Richardson
                                           ----------------------------
                                              Eric W. Richardson
                                              Secretary


STATE OF CALIFORNIA )
                    )    ss.
COUNTY OF ORANGE    )

     On the _____ day of _______________, 1996, personally appeared before me, Anna Brannon and Eric W. Richardson, and duly acknowledged to me that they are the persons who signed the foregoing instrument as President and Secretary, respectively, and that they have read the foregoing instrument and know the contents thereof and that the same is true of their own knowledge except as to those matters upon which they operate on information and belief and as to those matters believe them to be true.


                                        ________________________________
                                        Notary Public


                                        My commission expires:___________

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